Synergy Brands Increases Revenue 13% in 2005 to $64.1 million

-EBITDA Increases 15% and Cash Flow Improves 42%
-Completes $1.75 million refinancing
-PHS Group posts record year
-PERX adds two travel Companies to its portfolio
-Company issues Guidance for FY 2006

Syosset, NY, March 31, 2006 - Synergy Brands, Inc. (NASDAQ:SYBR) today announced that for fiscal 2005, ending December 31, 2005, the Company achieved revenue of $64.1 million, a 13 percent increase from the $56.7 million recorded a year earlier. The Company's net loss attributable to common shareholders for the year was $2.9 million or ($.75) per share, compared to a net loss attributable to common shareholders of $2.1 million or ($.97) per share a year earlier. EBITDA improved in 2005 by 15% percent to $505,000. The Company also reduced its cash requirements from operating activities by 42 percent from $7 million in 2004 to $4.1 million in 2005. This was a result of a net decrease of $5.6 million in accounts receivables from $6.5 million to $900,000.

Mair Faibish, Chairman and CEO of Synergy Brands noted that some $1.8 million of the Company's net loss represented non-cash charges, which include depreciation and amortization, impairment & reserves and equity based charges. Financing costs totaled $1.9 million and represented the largest cost center for the Company. "We continue the process of reducing these charges, as we believe that this reduction could be achieved through equity-based transactions and refinancing at lower rates"

Synergy Brands' working capital improved by $1.4 million to $4.5 million in 2005, due to a $900,000 reduction in the Company's line of credit and a $1.6 million reduction in accounts payable. Receivables increased by $900,000 due to revenue increases and vendor rebates. The capital resources available to the Company consist of $6.3 million in lines of credit, $2.7 million in long-term notes and $4 million in Preferred Stock. The Company's objective is to reduce its notes through the issuance of equity and cash flow as well as refinancing its current obligations with lower rates. Shareholders' equity improved to $6.9 million with a total of 4.6 million common shares outstanding.

Synergy Brands continued the process of reducing its financing costs by securing a $1.75 Million financing with Laurus Master Fund, Ltd. Synergy secured a 10% fixed rate, which amortizes based on a five-year amortization period. The proceeds were used to reduce higher coupon debt. This deal brings total borrowing from Laurus to approximately $2.9 million.

"We believe that Synergy is now in a position that allows the Company to realize the benefit of its expanded operating margins and attract lower cost financing. We increased our revenue at a rapid rate over the past five years and we now believe that a reduction in financing costs should be the next phase of our business plan." stated Mair Faibish, President of Synergy Brands. The Laurus deal closed in March 2006.

The Company expects to continue to seek a reduction in its financing costs and believes that at its current revenue levels it may be able to achieve a profitable operation.

Guidance (*)

For fiscal 2006, the Company projects revenue of $65 million with a gross profit of $4.7 million, EBITDA of $920,000 ($.20 per share) and operating profit of $300,000 ($.07 per share). In addition, the Company anticipates reducing its loss to $750,000 or ($0.17) per share in 2006. This guidance is based strictly on assumptions by management through reference to past financial performance and expectations. This guidance should not be relied upon, if at all, until actual results are reported.

Segment Detail

PHS Group

Synergy's Grocery operation improved its operation through an expansion of its Metro NY wholesale operation as well as its wholesale distribution operations. Sales improved by 21 percent to $61.4 million and operating profit increased by 29 percent to $1.2 million. PHS represented 96 percent of the Company's overall revenues and provides most of the cash flow for the Company's other segments and corporate overhead. PHS plans to continue attempting to build its Metro NY operations and increase its international sales to Canada and the Caribbean.

B2C Operations (Gran Reserve Corporation supra GRC)

B2C operations consist of www.CigarGold.com, www.CigarsAroundtheWorld.com, www.BeautyBuys.com, and the Cigars Around the World retail store operation in Miami and online partnership programs with other companies such as Overstock.com and Google. The operation has relocated to a 6,000 square foot facility in Miami Lakes, Florida, which handles order flow for the operation as well as the Company's new retail operation. Sales decreased by 7 percent in 2005 to $1.9 million, while the operating loss was reduced by 26 percent to $427,000. Revenues were reduced due to Hurricane Wilma, which disrupted operations in the fourth quarter of 2005. Retail store operations commenced in December 2005 but the Company's grand opening occurred on March 4, 2006. GRC plans to have its retail outlets act as hubs for expansion in fiscal 2006. The combination of online sales as well as retail store sales is expected to be a focus for growth in 2006. The retail store is an expansion of Bill Rancic's Cigars Around the World (CAW) concept of providing the ultimate destination to a cigar aficionado. The Company has been disappointed by GRC's growth and believes that rapidly changing anti-smoking legislation may shift the Cigar business to one of a complete destination business as opposed to a leisure activity.

Proset operations

Proset had a disappointing year in FY 2005. Proset developed additional sources for its goods predominately in Europe, but access to goods has been limited in 2005. In the first quarter of 2006, the Company secured direct contacts in Europe of luxury goods and secured Costco and others for distribution of these products. Management expects that Proset-operating results should significantly improve in fiscal 2006. Furthermore, Proset's operating structure has been integrated into PHS Group, thus allowing for logistics to be integrated into PHS operations. Proset is expected to have a record first quarter in FY 2006. The flow of luxury goods has materialized in the first quarter and Costco has already received numerous deliveries.

Interline vacations (www.perx.com)

The Company owns 22% of the outstanding stock of PERX. PERX provides resort vacations and cruises to airline employees through a proprietary online system and reservation centers. PERX is believed to be the largest interline travel Company in the United States. Information can be found at www.perx.com. Synergy invested an additional $1 million in a private placement offered by PERX in the 4th quarter of 2005 for the purpose of PERX acquiring two companies in similar business models. It is expected that the combined PERX operations should generate $70 million in travel bookings with a $2.5 million EBITDA. SYBR and PERX have been exploring strategic opportunities to optimize the shareholder value of both companies.

Corporate Expenses

The Company's allocation to corporate expenses was increased by 5% to $700,000. Corporate expenses represent 17% of overall operating expense of the Company.
Corporate expenses include all fees relating to the operations of the holding Company, Synergy Brands.

                  SEGMENT INFORMATION OF OPERATING BUSINESSES


                                                                                               TOTAL
                                PROSET    CHANGE   PHS GROUP    CHANGE     B2C      CHANGE   OPERATING   CHANGE
Y/E 12/31/05
Revenue                         $786,908  -79.95%  $61,450,467   21.14% $1,899,715   -7.45% $64,137,090   13.11%
Gross Profit                   ($178,735)-130.39%   $3,423,960   22.03%   $582,154   15.71%  $3,827,379   -1.79%
SG&A                            $292,034    3.28%   $2,211,290   18.23%   $853,349   -9.12%  $3,356,673    8.56%
Operatimg Profit(loss)         ($947,775)-1103.07%  $1,199,866   29.17%  ($427,672) -26.42%   ($175,581)-139.71%
Net loss                       ($1,031,57-370.60%    ($111,784) -33.44%  ($445,505) -30.92% ($1,588,865) -53.96%
Net loss per common share         ($0.26)               ($0.03)             ($0.12)              ($0.42)
Non Cash Charges
Interest and financing expenses  $80,233  -65.55%   $1,297,348   11.02%            -100.00%  $1,377,581   -4.60%
EBITDA
Per share

Y/E 12/31/04
Revenue                        $3,923,823          $50,728,560          $2,052,661          $56,705,044
Gross Profit                    $588,154            $2,805,747            $503,098           $3,896,999
SG&A                            $282,747            $1,870,312            $939,028           $3,092,087
Operatimg Profit(loss)           $94,487              $928,934           ($581,231)            $442,190
Net Profit(loss)               ($219,204)            ($167,951)          ($644,870)         ($1,032,025)
Net loss per common share         ($0.10)               ($0.08)             ($0.29)              ($0.47)
Non Cash Charges
Interest and financing expenses $232,913            $1,168,607             $42,500           $1,444,020
EBITDA
Per share



                  SEGMENT INFORMATION OF OPERATING BUSINESSES
                                   continued

                                      TOTAL
                                  CONSOLIDATED     CHANGE
Y/E 12/31/05
Revenue                              $64,137,090     13.11%
Gross Profit                          $3,827,379     -1.79%
SG&A                                  $4,055,560      7.99%
Operatimg Profit(loss)               ($1,019,732)   -96.82%
Net loss                             ($2,878,111)   -34.95%
Net loss per common share                 ($0.75)    21.95%
Non Cash Charges                      $1,789,976     75.79%
Interest and financing expenses       $1,593,639      2.58%
EBITDA                                  $505,504     15.15%
Per share                                  $0.13     15.15%

Y/E 12/31/04
Revenue                              $56,705,044
Gross Profit                          $3,896,999
SG&A                                  $3,755,614
Operatimg Profit(loss)                 ($518,105)
Net Profit(loss)                     ($2,132,754)
Net loss per common share                 ($0.97)
Non Cash Charges                      $1,018,235
Interest and financing expenses       $1,553,521
EBITDA                                  $439,002
Per share                                  $0.11

About Synergy Brands

Synergy Brands, Inc. is a holding Company that operates in the wholesale and Internet distribution of consumer goods as well as the retail distribution of premium cigars in the U.S. and Canada. It principally focuses on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers. The consumer products are concentrated within the Grocery and Health & Beauty Aids (HBA) industries as well as the premium cigar business.

                           FORWARD LOOKING STATEMENTS

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", "believe" and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected business activities and goals, revenues, earnings, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (www.sec.gov including Forms 10K and 10Q). *EBITDA represents earnings before interest, taxes, depreciation and amortization (non-cash charges) and is not a GAAP number, and relevance is therefore is often questioned, but it is useful in analyzing a wholesale distribution business such as the Company. The reconciliation to relevant comparable GAAP figures in the net loss is included in the table presented.

Contact: Bev Jedynak (ext. 12, bjedynak@janispr.com)
                  Amy Ruffalo (ext. 15, aruffalo@janispr.com)
                  Martin E. Janis & Company, Inc.
                  312-943-1100